Execution Copy

EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into as of the __ day of June, 2011, by and between Digital Cinema Destinations Corp., a Delaware Corporation (the "Company"), and Brian Pflug (the "Employee").

WITNESSETH:

WHEREAS, the Company wishes to employ the Employee as the Chief Financial Officer of the Company for the period provided in this Agreement, and the Employee is willing to serve in the employ of the Company in those capacities for such period, upon the terms and conditions set below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.           Employment.  The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, for the period stated in Section 3 hereof and upon the other terms and conditions herein provided.

2.           Position and Responsibilities.  The Employee shall serve as the Chief Financial Officer of the Company.  The Employee shall be responsible for such duties as are commensurate with those capacities and as may from time to time be reasonably assigned to the Employee by the Board of Directors of the Company.

3.           Term.  The term of this Agreement and the Employee’s employment hereunder shall commence on July 1st, 2011 and expire on June 30th, 2014 (the “Initial Period”); provided, however, that the term of this Agreement and the employment of the Employee hereunder shall thereafter be automatically extended for successive twelve-month periods thereafter unless notice shall be given in writing by either of the Company or Employee, at least six months prior to the end of the Initial Period term (or of any extended period, if applicable) that such party desires to terminate this Agreement and the employment of the Employee hereunder.

4.           Compensation, Reimbursement of Expenses and Vacation.

(a)           Salary and Bonus.  For all services rendered by the Employee in any capacity during his employment under this Agreement, including, without limitation, service as an executive, officer, director, or member of any committee of the Company or of any subsidiary, affiliate, or division thereof, the Company shall pay the Employee as compensation an annual minimum base salary of $150,000 with future increases or bonuses to be determined by the CEO and/or the Board of Directors in their sole discretion.  Salary shall be payable in accordance with the customary payroll practices of the Company, but in no event less frequently than monthly.

(b)           Reimbursement of Expenses.  The Company shall pay, or reimburse the Employee for all reasonable travel, entertainment and other expenses incurred by the Employee in the performance of his duties and responsibilities under this Agreement.

(c)           During each twelve-month period of the Employee’s employment under this Agreement, the Employee shall be entitled to an automobile allowance of $350 per month, adjusted for each twelve-month period to reflect changes in the Consumer Price Index for the New York City Metropolitan Area.

5.           Participation in Benefit Plans.  The payments provided in Section 4 hereof are in addition to any other benefits to which the Employee may be, or may become, entitled under the terms of any present or future employee benefit plan or program of the Company available to senior employees.

6.           Termination.   The Company shall not have the right to terminate this Agreement and the Employee’s employment hereunder prior to the expiration of the Initial Period (or any extended period if then applicable) unless the Employee shall have been convicted of theft or embezzlement of money or property, fraud, unauthorized appropriation of any tangible or intangible assets or property or any other felony involving dishonesty or moral turpitude. The Company shall have no obligations to the Employee for any period subsequent to the effective date of any such termination, except for the payment of salary, bonus and benefits earned prior to such termination, and the Employee’s right to indemnification with respect to claims arising out of or related to the business of the Company. The Company shall not be entitled to terminate this Agreement or the Employee's employment prior to expiration of the Initial Period (or any extended period if then applicable) for any reason other than as set forth above in this Section 6.

7.           Disability.  If the Employee is completely disabled in the written opinion of a physician mutually agreeable to the Employee (or his legal representative) and the Company, or in the event that no such physician is chosen, if the Employee is unable to perform his services on substantially a full-time basis for a period in excess of six consecutive months or 180 days in any twelve-month period, the Company shall be entitled to reduce the aggregate salary and bonus payable to the Employee for any twelve-month period by subtracting from such salary and bonus the sum of (i) the salary of any person hired by the Company to perform the duties of Chief Financial Officer and (ii) any amounts received by the Employee from any disability insurance policy maintained by the Company in favor of the Employee; provided, however, that in no event shall the salary and bonus paid to the Employee, plus any disability insurance proceeds actually paid to the Employee, be less than the minimum annual salary applicable to any twelve-month period under this Agreement during which any such disability shall exist.

8.           Death. The Employee's employment shall terminate upon the Employee's death; provided, however, that in such event the Company shall pay to the Employee's estate an amount equal to the Employee's salary plus bonus, based on the performance of the Company during the six-month period immediately following the Employee's death, for the six-month period immediately following the Employee's death.  Such payment may be made in a lump sum (based on an estimate of the applicable bonus amount, to be adjusted, if necessary, following the end of the six-month period) immediately following the Employee’s death, or may be paid over the six-month period in accordance with the normal payroll practices of the Company.

9.           Confidential Information; Non-Competition; Enforceability.

(a) The Employee shall not at any time, whether before or after the termination of this Agreement or the Employee’s employment hereunder, divulge, furnish or make accessible to anyone (other than in the ordinary course of the business of the Company or any subsidiary thereof) any knowledge or information with respect to confidential or secret designs, processes, formulae, plans, devices, material, or research or development work of the Company or any subsidiary thereof, or with respect to any other confidential or secret aspect of the business of the Company or any subsidiary thereof.

(b) For a period of one year after the termination of this Agreement or the Employee’s employment hereunder, the Employee shall not, directly or indirectly, engage or become interested in (as owner, stockholder, partner or otherwise) the operation of any business similar to or in competition (direct or indirect) with the Company within a 50 mile radius of any movie theater then owned and/or operated by the Company or any of its subsidiaries.

(c) The covenants set forth in this Section 9 shall be deemed separable and the invalidity of any covenant shall not affect the validity or enforceability of any other covenant.  All parties recognize that the foregoing covenants are a prime consideration for the Company to enter into this Agreement and that the Company's remedies at law for damages in the event of any breach shall be inadequate.  In the event that there is a breach of any of the foregoing covenant, the Company, shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance of any such covenants by the Employee or to enjoin the Employee from performing acts in breach of any such covenant.

10.           Tax Withholding.  The Company may withhold from any benefits payable under this Agreement all federal, state, local or other taxes as shall be required pursuant to any applicable law or governmental regulation or ruling.

11.           Effect of Prior Agreements.  This Agreement contains the entire understanding between the parties hereto and supersedes any prior or contemporaneous agreement and statements, whether written or oral, concerning the terms of the Employee’s employment by the Company.

12.           General Provisions.

(a)           Nonassignability.  Neither this Agreement nor any right or interest hereunder shall be assignable by the Employee or his beneficiaries or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 12(a) shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder following his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or persons entitled thereto.

(b)           No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(c)           Binding Agreement.  This Agreement shall be binding upon, and inure to the benefit of, the Employee and the Company and their respective permitted successors and assigns.

13.           Modification and Waiver.

(a)           Amendment of Agreement.  This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto, and approved by a majority of the members of the Board of Directors of the Company who were not nominated by Employee.

(b)           Waiver.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14.           Severability.  If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

15.           Change of Control.  For the purposes of this Agreement, any change of control, merger, consolidation, or acquisition of all or substantially all of the Assets or Common Stock of Digital Cinema Destinations Corp., (collectively, a “Change of Control”), (excluding the Midmark financing of the Cinema Centers transaction or an Initial Public Offering), shall cause this Employment Agreement to immediately become an obligation of the entity acquiring the Assets and/or Common Stock of Digital Cinema Destinations Corp., (hereinafter referred to as the “Acquiring Entity”).  The Acquiring Entity shall fulfill all of the obligations contained herein.

16.           Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.           Governing Law.  This Agreement has been executed and delivered in the State of New Jersey, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State other than the conflict of laws provisions of such laws.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has signed this Agreement, all as of the day and year first above written.

ATTEST:	DIGITAL CINEMA DESTINATIONS CORP.

/s/ Brett E. Marks	By: /s/ A. Dale Mayo
Title: ____________________________	Title: CEO

WITNESS:	EMPLOYEE

/s/ Jody Grayson	/s/ Brian Pflug
Brian Pflug